Exhibit 99.3

February 9, 2017

The Board of Directors

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, LA 71203

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 30, 2016, to the Board of Directors of CenturyLink, Inc. (“CenturyLink”) as Annex E to, and to the reference thereto under the headings “SUMMARY—Opinions of CenturyLink’s Financial Advisors—Opinion of BofA Merrill Lynch,” “THE COMBINATION AND THE STOCK ISSUANCE—Background of the Combination”, “THE COMBINATION AND THE STOCK ISSUANCE—CenturyLink’s Reasons for the Combination; Recommendation of the Stock Issuance by the CenturyLink Board” and “THE COMBINATION AND THE STOCK ISSUANCE—Opinions of CenturyLink’s Financial Advisors—Opinion of BofA Merrill Lynch” in the joint proxy statement/prospectus relating to the proposed merger involving CenturyLink and Level 3 Communications, Inc. (“Level 3”), which joint proxy statement/prospectus forms a part of Amendment No. 3 to CenturyLink’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED